Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-114134, 333-139574, 333-148141, and 333-156278) and Form S-3 (Nos. 333-155752, and 333-156806), of our reports dated March 2, 2009, with respect to the financial statements and schedule of Santarus, Inc. and the effectiveness of internal control over financial reporting of Santarus, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
San Diego, California
March 2, 2009